UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 25, 2018

Date of Report (Date of earliest event reported)

Adverum Biotechnologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36579	20-5258327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1035 O’Brien Drive

Menlo Park, CA 94025

(Address of principal executive offices, including zip code)

(650) 272-6269

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry Into a Material Definitive Agreement.

As previously disclosed, in August 2016, Adverum Biotechnologies, Inc. entered into a collaboration, option and license agreement with Editas Medicine, Inc., pursuant to which Adverum and Editas collaborate on certain studies using adeno-associated viral vectors in connection with Editas’ genome editing technology and Adverum granted to Editas an exclusive option to obtain certain exclusive rights to use Adverum’s proprietary vectors in up to five ophthalmic indications. On January 25, 2018, Adverum and Editas entered into an amendment to the collaboration, option and license agreement. In consideration for entering into the amendment, Editas will make a one-time payment to Adverum of $500,000.

Under the terms of the agreement, as amended, Editas may exercise the option with respect to a designated initial indication until September 30, 2018. With respect to the four other indications, Editas may exercise the option until the fourth anniversary of the effective date, provided that the option will expire on the third anniversary of the effective date if Editas has not exercised the option with respect to the initial indication or any other indication by such date. Upon Editas’ timely exercise of the option with respect to the designated initial indication, Editas will pay Adverum a $1.3 million fee. For the first additional indication for which Editas timely exercises its option, Editas will pay Adverum a $1.5 million fee. Upon each subsequent exercise of the option, Editas will pay Adverum a $1.0 million fee per indication.

The foregoing description of the amendment is only a summary and is qualified in its entirety by reference to the amendment. Adverum intends to file a copy of the amendment as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2017, portions of which will be subject to a Confidential Treatment Request to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVERUM BIOTECHNOLOGIES, INC.

Date: January 25, 2018	By:	/s/ Leone Patterson
Leone Patterson, Chief Financial Officer